Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS FIRST QUARTER REVENUES OF $312.6 MILLION
AND EARNINGS OF $0.20 PER SHARE

TOTAL YEAR-OVER-YEAR REVENUE UP 10.8% RESULTING IN THE
SEVENTH CONSECUTIVE QUARTER OF DOUBLE DIGIT REVENUE GROWTH
TAMPA, FL, April 28, 2015 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2015. Revenues from continuing operations for the quarter ended March 31, 2015 were $312.6 million compared to $318.7 million for the quarter ended December 31, 2014, a decrease of 1.9%, and compared to $282.0 million for the quarter ended March 31, 2014, an increase of 10.8%. Income from continuing operations for the quarter ended March 31, 2015 was $5.8 million, or $0.20 per share, as compared to $9.1 million, or $0.31 per share, for the quarter ended December 31, 2014, and compared to $4.4 million, or $0.13 per share, for the quarter ended March 31, 2014. In the quarter ended March 31, 2015, Kforce reported net income of $5.8 million, or $0.20 per share, versus net income of $8.9 million, or $0.30 per share, for the quarter ended December 31, 2014, and net income for the quarter ended March 31, 2014 of $6.2 million, or $0.19 per share.
David L. Dunkel, Chairman and CEO, said, “We are pleased with our performance in the first quarter of 2015, as Kforce achieved quarterly revenues of $312.6 million and earnings per share of $0.20. Our first quarter growth was broadly driven by the strong growth rates for all reporting segments. We believe these growth rates continue to demonstrate our relentless pursuit of gaining customer share. Against a backdrop of a non-traditional economic recovery, we continue to see secular drivers of flexible staffing driving growth. This is manifested by the disproportionate share of job growth in this recovery coming from the temporary staffing sector as clients seek increased workforce flexibility.”

Mr. Dunkel continued, “With our balanced revenue growth across all business lines, we continue to invest in revenue-generating talent in our staffing and solutions businesses to sustain this broad-based growth given the excellent market opportunities. Demand remains very strong across all industries and geographies in both Tech and FA. I want to thank all of our clients, consultants and employees for making the first quarter of 2015 a very successful quarter for Kforce.”

Joseph J. Liberatore, President, said, “I am very pleased to see another strong quarter from our team; particularly one with success as broad-based as this one, where we saw our Flex business grow 10.4% year-over-year. Our actions in this New Era of Kforce are continuing to drive results and I am proud of the team’s execution in meeting the needs of our clients, consultants and employees.”
Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenues of $300.5 million in Q1 ‘15 increased 10.4% from $272.3 million in Q1 ‘14.

•	Year-over-year growth in Flex revenue was 8.3% for Tech, 15.9% for FA, and 13.7% for GS.

•	Direct Hire revenues of $12.1 million in Q1 ‘15 increased 24.7% from $9.7 million in Q1 ‘14.

•	Revenue-generating headcount increased 8.7% year-over-year. The Firm expects to continue investing in revenue-generating headcount during the remainder of 2015.
David M. Kelly, Chief Financial Officer, said, “We continue to make significant progress toward our revenue and earnings goals. Q1 ‘15 and Q1 ‘14 each contained 63 billing days while Q4 ‘14 contained 62 billing days.” Mr. Kelly continued, “We believe that we are still on track to reach operating margins of 7.5% at $1.6 billion of annualized revenues through a combination of several factors, including increasing productivity from our revenue-generating team and continuing to capitalize on additional efficiencies in our support structure.”
Highlights for the first quarter include:

•	Flex gross profit margin from continuing operations increased 40 basis points to 27.5% in Q1 ‘15 from 27.1% in Q1 ‘14.

•	Selling, general and administrative expense as a percentage of revenues from continuing operations for Q1 ‘15 was 26.3% compared to 26.1% for Q1 ‘14.

•	Operating margin of 3.2% in Q1 ‘15 increased 60 basis points from 2.6% in Q1 ‘14.

•	Adjusted EBITDA of $13.7 million, or $0.48 per share, for Q1 ‘15 increased 30.0%, or 50.0% per share, from $10.6 million, or $0.32 per share, for Q1 ‘14.
Mr. Kelly stated, “In addition, looking forward to the second quarter of 2015, we expect revenues may be in the $330 million to $335 million range and earnings per share in the range of $0.34 to $0.36. The second quarter of 2015 has 64 billing days, as compared to 63 billing days in the first quarter of 2015, and 64 billing days in the second quarter of 2014."
On Tuesday, April 28, 2015, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 7:00 p.m. EST, Tuesday, April 28, 2015 through May 5, 2015 by dialing (855) 859-2056, passcode 65560456.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 5, 2015.

About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,600 associates and more than 10,600 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for direct hire and flexible staffing assignments; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete and integrate acquisitions; the effect of adverse weather conditions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2014, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Revenue by function:
Technology	$213,639	$217,154	$196,471
Finance & accounting	73,072	75,038	62,782
Government solutions	25,900	26,547	22,771
Total revenue	312,611	318,739	282,024
Direct costs of services	217,871	220,361	198,498
Gross profit	94,740	98,378	83,526
GP %	30.3%	30.9%	29.6%
Flex GP %	27.5%	28.2%	27.1%
Selling, general & administrative expenses	82,352	81,120	73,737
Depreciation & amortization	2,397	2,503	2,356
Income from operations	9,991	14,755	7,433
Other expense, net	453	367	337
Income from continuing operations before income taxes	9,538	14,388	7,096
Income tax expense	3,753	5,327	2,707
Income from continuing operations	5,785	9,061	4,389
(Loss) income from discontinued operations, net of income taxes	—	(116)	1,860
Net income	$5,785	$8,945	$6,249
Earnings (loss) per share - diluted:
From continuing operations	$0.20	$0.31	$0.13
From discontinued operations	$—	$(0.01)	$0.06
Earnings per share - diluted	$0.20	$0.30	$0.19

Weighted average shares outstanding - diluted	28,475	29,460	33,168
Adjusted EBITDA per share	$0.48	$0.62	$0.32
Adjusted EBITDA	$13,742	$18,194	$10,569
Other information:
Capital expenditures	$1,638	$1,496	$1,281
Working capital	$130,801	$130,226	$118,124
Billing days	63	62	63

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2015	Q4 2014	Q1 2014
Total Firm
Flex revenue (000’s)	$300,532	$306,824	$272,334
Flex revenue per billing day (000’s)	$4,771	$4,949	$4,323
Sequential flex revenue change	(2.1)%	1.8%	0.7%
Year over year flex revenue change	10.4%	13.4%	15.6%
Hours (000’s)	5,073	5,265	4,589
Flex GP %	27.5%	28.2%	27.1%
Direct Hire revenue (000’s)	$12,079	$11,915	$9,690
Placements	869	857	800
Average fee	$13,909	$13,897	$12,116
Billing days	63	62	63
Technology
Flex revenue (000’s)	$208,438	$212,414	$192,463
Flex revenue per billing day (000’s)	$3,309	$3,426	$3,055
Sequential flex revenue change	(1.9)%	0.1%	(0.4)%
Year over year flex revenue change	8.3%	9.9%	18.2%
Hours (000’s)	3,074	3,157	2,841
Flex GP %	26.4%	27.4%	26.5%
Direct Hire revenue (000’s)	$5,201	$4,740	$4,008
Placements	330	305	257
Average fee	$15,785	$15,540	$15,621
Finance & Accounting
Flex revenue (000’s)	$66,194	$67,863	$57,100
Flex revenue per billing day (000’s)	$1,051	$1,095	$906
Sequential flex revenue change	(2.5)%	5.6%	2.8%
Year over year flex revenue change	15.9%	22.2%	14.5%
Hours (000’s)	1,999	2,108	1,748
Flex GP %	28.4%	29.6%	28.4%
Direct Hire revenue (000’s)	$6,878	$7,175	$5,682
Placements	539	552	543
Average fee	$12,760	$12,990	$10,457
Government Solutions
Flex revenue (000’s)	$25,900	$26,547	$22,771
Flex revenue per billing day (000’s)	$411	$428	$362
Sequential flex revenue change	(2.4)%	7.1%	5.0%
Year over year flex revenue change	13.7%	22.4%	(0.3)%
Flex GP %	34.1%	31.0%	29.0%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Adjusted EBITDA and Adjusted EBITDA Per Share
"Adjusted EBITDA and Adjusted EBITDA Per Share", a non-GAAP financial measure, is defined as earnings, in total and on a per share basis, before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA and Adjusted EBITDA Per Share should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share. Adjusted EBITDA and Adjusted EBITDA Per Share is a key measure used by management to evaluate our operations, including our ability to generate cash flows and, consequently, management believes this is useful information to investors.

	Three Months Ended
	Mar. 31, 2015		Dec. 31, 2014		Mar. 31, 2014
	$	Per share	$	Per share	$	Per share
Net income	$5,785	$0.20	$8,945	$0.30	$6,249	$0.19
(Loss) income from discontinued operations, net of income taxes	—	—	(116)	(0.01)	1,860	0.06
Income from continuing operations	$5,785	$0.20	$9,061	$0.31	$4,389	$0.13
Depreciation & amortization	2,397	0.08	2,503	0.09	2,356	0.07
Stock-based compensation expense	1,291	0.05	944	0.03	766	0.02
Interest expense and other	516	0.02	359	0.01	351	0.01
Income tax expense	3,753	0.13	5,327	0.18	2,707	0.09
Adjusted EBITDA	$13,742	$0.48	$18,194	$0.62	$10,569	$0.32
Weighted average shares outstanding - basic	28,276		29,209		32,969
Weighted average shares outstanding - diluted	28,475		29,460		33,168